UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 30, 2009

SofTech, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-10665	04-2453033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

59 Composite Way, Suite 401,

Lowell, MA 01851

 (Address of principal executive offices)

(978) 513-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 30, 2009, the Registrant entered into two promissory notes and a security agreement with its existing lender, Greenleaf Capital, Inc. (“Greenleaf”).  One note relates to a Term Loan (“Term Note”) and the other to a Revolving Line of Credit (“Revolving Note”).  These notes amend and restate the existing notes.   Under the Security Agreement, the Registrant granted Greenleaf a security interest in all its assets to secure its obligations under the Term Note and Revolving Note.

The Term Note, in the principal amount of approximately $8.9 million, matures March 31, 2010, bears interest at the rate of Prime plus 2.25%, and provides for monthly interest and principal payments until maturity of $195,000, the amount the Registrant has been paying since January, 2008.  At maturity, the remaining principal balance will be due, unless extended by Greenleaf.  Other than the revised contractual payment amount and the extended due date, the Term Note is substantially unchanged from the Term Note that was previously in effect.

The Revolving Note, in the principal amount of approximately $2.4 million, matures March 31, 2010, bears interest at the rate of Prime plus 2.25%, and provides for monthly interest only payments (currently approximately $11,000) until maturity, consistent with the amount the Registrant was previously paying.  At maturity, the remaining principal balance will be due, unless extended by Greenleaf.  Except for the extended maturity date, the terms of the Revolving Note are substantially unchanged from the Revolving Note that was previously in effect.

 Greenleaf currently holds approximately 45% of our issued and outstanding common stock.  William D. Johnston, our Chairman, is the President and sole equity owner of Greenleaf.  Michael D. Elliston, a member of our board of directors, is the Chief Financial Officer of Greenleaf.  Ronald A. Elenbass, a member of our board of directors, is a director of Greenleaf Trust, an affiliate of Greenleaf.

 ITEM 9.01                          FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits.

Exhibit 10.1

Term Note Dated March 30, 2009 issued by the Registrant to Greenleaf Capital, Inc.

Exhibit 10.2

Revolving Line of Credit Note Dated March 30, 2009 issued by the Registrant to Greenleaf Capital, Inc.

Exhibit 10.3

Security Agreement between the Registrant and Greenleaf Capital, Inc., dated March 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SofTech, Inc.

Date: April 1, 2009	By:	/s/ Amy E. McGuire
	Name:	Amy E. McGuire
	Title:	Chief Financial Officer

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